OPT

OCEAN POWER TECHNOLOGIES

June 19, 2014

Dr. Mike Mekhiche
3125 E. Brighton St.
Furlong, PA 18925

Dear Mike:

Re: Your Employment Agreement with Ocean Power Technologies

In recognition of your service to Ocean Power Technologies, I am please to inform you that the Compensation Committee of the Board of Directors of Ocean Power Technologies, Inc. has approved of the following change to your employment agreement and/or conditions with Ocean Power Technologies:

Effective February 7, 2014 your severance in the event of your termination other than for cause has been increased to 26 weeks. As of November 5, 2014 the second anniversary of your employment, your severance in the event of your termination other than for cause will be 52 weeks.

All other terms and conditions of your employment offer letter dated September 13, 2012 with OPT remain the same.

I look forward to continuing to work closely with you as we build a leading company in our sector.

Sincerely,

David L. Keller
Interim Chief Executive Officer

DLK:lms

1590 Reed Road
Pennington, NJ 08534 USA
Tel: 609-730-0400 - Fax: 609-730-0404